FIFTH AMENDMENT AND WAIVER TO

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

THIS FIFTH AMENDMENT AND WAIVER TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Fifth Amendment") is made and dated as of September 30, 1999 among SUNRISE MEDICAL, INC., a Delaware corporation (the "Borrower"), the subsidiaries of the Borrower signatory hereto as "Subsidiary Borrowers" or "Guarantors", the lenders (the "Lenders") party hereto, and BANK OF AMERICA, N.A., as Agent (the "Agent") and amends that certain Third Amended and Restated Credit Agreement dated as of August 28, 1997 among the parties hereto, as amended by a First Amendment and Waiver to Third Amended and Restated Credit Agreement dated as of February 18, 1998, a Second Amendment to Third Amended and Restated Credit Agreement dated as of August 26, 1998, a Third Amendment to Third Amended and Restated Credit Agreement dated as of April 28, 1999 and a Fourth Amendment and Waiver to Third Amended and Restated Credit Agreement (the "Fourth Amendment") dated as of August 25, 1999 (together with this Fifth Amendment, the "Agreement").

RECITALS

A. The Borrower has previously advised the Agent and the Lenders that it may have been in default of Section 7.09 of the Agreement as of July 2, 1999. Pursuant to the Fourth Amendment, the Lenders granted a waiver of any Event of Default arising therefrom through September 30, 1999.

B. The Borrower has sold certain assets and desires to apply the net proceeds thereof to repay the Obligations and in connection therewith desires to permanently reduce the Commitments, and has delivered to the Agent a written offer to do so. By the execution and delivery of this Agreement, all of the Lenders hereby accept such offer, and agree that the reduction of the Commitments shall apply to the Amortization Amount occurring on the Fifth Amendment Effective Date.

C. Further, the Borrower has advised the Lenders that it may elect to sell certain other assets or enter into transactions to issue additional Indebtedness and/or equity, and wishes to use the net cash proceeds as provided herein. The Lenders are willing to permit Borrower and its Subsidiaries to make certain additional Dispositions, to issue additional Indebtedness and/or equity on the terms set forth in this Agreement.

D. Subject to the terms and provisions hereof, the Agent and the Lenders have agreed to make permanent their waiver of any Event of Default arising from any violation of Section 7.09 of the Agreement as of July 2, 1999 and the Agent, the Lenders and the Loan Parties have agreed to amend the Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Terms. All terms used herein shall have the same meanings as in the Agreement unless otherwise defined herein. All references to the Agreement shall mean the Agreement as hereby amended.

2. Amendments to Agreement. The Loan Parties, the Lenders and the Agent hereby agree that the Agreement is amended as follows:

2.1. Correction of Name. To reflect the change of the name of Bank of America National Trust and Savings Association to Bank of America, National Association, the name "Bank of America National Trust and Savings Association," which appears in the introductory paragraph of the Agreement, the definitions of the terms "Agent," "Agent's Office," "Bank of America," and "Collateral Agent" in Section 1.01 of the Agreement, and in various other Loan Documents, is replaced with the name "Bank of America, National Association."

2.2. Amendments to Section 1.1.

(a) The terms "Absolute Rate," "Absolute Rate Auction," "Absolute Rate Bid Advance," "Bid Advance," "Bid Advance Note," "Bid Borrowing," "Competitive Bid," "Competitive Bid Request," "Designated Bidder," "Eurocurrency Auction," "Eurocurrency Rate Bid Advance," "Eurocurrency Rate Bid Margin," "Invitation for Competitive Bids", "Permitted Acquisitions" and "Security Agreement" which are defined in Section 1.01 of the Agreement, and all references to any such terms in the Agreement or any other Loan Document, are hereby deleted.

(b) The definitions of "Advance," "Alternative Currency Sublimit," "Amortization Amount," "Amortization Date," "Applicable Margin," "Collateralization Date," "Consolidated EBITDA," "Consolidated Tangible Net Worth," "Current Maturities of Long Term Debt," "Default Rate," "Loan Documents," "Notes" and "Permitted Accounts Receivable Financing" in Section 1.01 of the Agreement are amended and restated in their entirety as follows:

"Advance" means a Committed Advance, including a Term Loan Advance, a Revolving Loan Advance or a Swingline Advance.

"Alternative Currency Sublimit" means $25,000,000.

"Amortization Amount" means, subject to Section 2.10(b), (i) for the Amortization Dates occurring on the Fifth Amendment Closing Date and, conditionally, on October 9, 2000, $10,000,000; and (ii) for the Amortization Dates occurring on January 3, April 3, and July 7, 2000, $15,000,000, and (iii) for the Amortization Date occurring on January 14, 2001, the principal amount of any outstanding Revolving Loans.

"Amortization Date" means, subject to Section 2.10(b), each of (i) the Fifth Amendment Closing Date; (ii) January 3, 2000; (iii) April 3, 2000; (iv) July 7, 2000;(v) if and only if the Leverage Ratio as of June 30, 2000 exceeds 3.25 to 1.00 (as the same may be adjusted pursuant to Section 7.20), October 9, 2000; and (vi) January 14, 2001.

"Applicable Margin" means,

(a) with respect to each Eurocurrency Rate Advance which is a Term Loan Advance, 4.50% per annum;

(b) with respect to Eurocurrency Rate Advance which is a Revolving Loan Advance, 5.25% per annum;

(c) with respect to the Standby Letter of Credit fees referred to in Section 3.05(a), 5.25% per annum;

(d) with respect to each Base Rate Advance that is a Term Loan Advance, 3.25% per annum; and

(e) with respect to each Base Rate Revolving Loan Advance, 4.00% per annum;

(f) with respect to the commitment fee referred to in Section 2.03(c), 1.00% per annum.

From August 25, 1999 until the Fifth Amendment Closing Date, the Applicable Margin for (i) all Eurocurrency Rate Advances shall be 5.25%, (ii) all Base Rate Advances shall be 4.00% and (iii) the commitment fee shall be 1.00%, and all retroactive interest and fees (including letter of credit fees) for such period shall be paid on the date when the next payment of interest is otherwise due hereunder. If, at the close of any Business Day, the Term Loan Collateral Agent shall be holding any Cash Collateral, the interest rate otherwise payable shall be increased by 2.00% on outstanding Revolving Loans in a principal amount equal to the principal amount of such Cash Collateral.

"Collateralization Date" means the forty-fifth day after the Borrower obtains actual knowledge of any Default or Event of Default.

"Consolidated EBITDA" means, for any period for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Consolidated Net Income, (b) Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of Consolidated Net Income and (d) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income, all determined in conformity with Generally Accepted Accounting Principles.

"Consolidated Tangible Net Worth" means, as of any date of determination, Shareholders' Equity of the Borrower and its Subsidiaries on that date, excluding the cumulative translation adjustment reported for each applicable Fiscal Quarter, commencing with the Fiscal Quarter ending July 2, 1999, minus the Adjusted Dollar Equivalent of any Intangible Assets of Borrower and its Subsidiaries on that date.

"Current Maturities of Long-Term Debt" means, as of any date of determination, all payments of principal due under the terms of any long-term Indebtedness within 12 calendar months after such date, determined in accordance with Generally Accepted Accounting Principles as reported in the Borrower's SEC filing for the period of determination (but excluding the current portion of the Obligations). For the avoidance of doubt, the current portion of the Obligations is excluded from the calculation of the Debt Coverage Ratio for the Fiscal Quarter ended July 2, 1999.

"Default Rate" means, the Base Rate plus the Applicable Margin for Base Rate Revolving Loans plus 2%.

"Loan Documents" means, collectively, this Agreement, the Notes, the Swing Line Documents, any Collateral Documents, the Letters of Credit, any Election to Participate, any Notice of Borrowing, any Request for Letter of Credit, any Request for Extension, any Term Loan Collateral Documents, and any other agreements of any type or nature heretofore or hereafter executed and delivered by any Loan Party or any of its Affiliates in favor of the Lenders in any way relating to or in furtherance of this Agreement in each case either as originally executed or as the same may be from time to time supplemented, modified, amended, restated, or extended.

"Notes" means the Committed Advance Notes, including the Committed Advance Notes (Term Loan).

"Permitted Accounts Receivable Transaction" means (I) a sale of all or substantially all of the assets of SunMed Finance Inc. or (II) a sale or discount of accounts receivable or installment sale contracts owned by SunMed Finance Inc. from time to time after the Fifth Amendment Closing Date; provided, however, that in connection with any such financing arrangement (a) there is no recourse to any seller of such accounts receivable or any other Affiliate of the Borrower other than such limited recourse as Borrower determines in good faith is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss expenses and obligor concentration levels; (b) no negative pledge or Lien is created on any accounts receivables not actually sold or discounted; and (c) after giving effect thereto, the Borrower is in compliance with Section 6.21.

"Security Agreement" means the Pledge, Security, Collateral Agency and Intercreditor Agreement substantially in the form of Exhibit O hereto, as amended to reflect the Term Loan Security Agreement (or as otherwise agreed to by the Majority Lenders or, if required pursuant to Section 11.02, all Lenders), either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

(c) Definitions of the terms "Cash Collateral", "Committed Advance Note (Term Loan)," "Consolidated Excess Cash Flow," "Fifth Amendment," "Fifth Amendment Closing Date," "Revolving Loan Advance," "Revolving Loan Commitment," "Term Loan Commitment," "Term Loan Advance," "Term Loan Collateral," "Term Loan Cash Collateral Account," "Term Loan Collateral Agent," "Term Loan Collateral Documents," "Term Loan Eligible Collateral," "Term Loan Note," "Term Loan Secured Parties," and "Term Loan Security Agreement" are hereby added to Section 1.01 of the Agreement, to read in their entirety as follows:

"Cash Collateral" means all cash that is held by the Term Loan Collateral Agent in the Term Loan Cash Collateral Account.

"Committed Advance Note" ("Term Loan") means each promissory note, substantially in the form of Exhibit P, executed and delivered by the Borrower to a Lender pursuant to Section 2.14(b) to evidence such Lender's Term Loan Advance.

"Consolidated Excess Cash Flow" means, for the Borrower and its consolidated Subsidiaries for each of the six month periods ending on March 31, 2000 and September 29, 2000, the excess, if any, of the sum of Consolidated EBITDA for such period plus non-cash extraordinary losses during such period minus Capital Expenditures during such period plus the Net Cash Proceeds from the sale of assets during such period minus cash taxes paid or payable during such period minus any scheduled principal, interest or capital lease payments during such period minus payments of principal of the Revolving Loan Advances during such period (but only to the extent such payments result in permanent Commitment reductions) or the Term Loan minus amounts deposited into the Term Loan Cash Collateral Account during such period plus any decrease (or minus any increase) in the Borrower's working capital from October 1, 1999, in the case of the first of such periods or March 31, 2000, in the case of the second of such periods.

"Fifth Amendment" means the Fifth Amendment and Waiver to Third Amended and Restated Credit Agreement, dated as of September 30, 1999.

"Fifth Amendment Closing Date" means September 30, 1999.

"Net Cash Proceeds means, with respect to any Disposition, an amount equal to the difference of (a) the aggregate amount of the considerations (valued at the fair market value of such consideration at the time of the consummation of such Disposition as determined by the Board of Directors of the Borrower in good faith) paid by the transferee in respect of such Disposition minus (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by the transferor in connection with such Disposition and all Indebtedness secured by the property so disposed of and required by its terms to be paid in connection with the consummation of such Disposition and minus (c) any provision for taxes in respect thereof made in accordance with Generally Accepted Accounting Principles.

"Revolving Loan Advance" means each Committed Advance made by a Lender pursuant to Section 2.01(a)(ii).

"Revolving Loan Commitment" means for each Lender, its agreement, subject to the terms and conditions of the Agreement, to make Revolving Loan Advances pursuant to Section 2.01(a)(ii) and to participate in Letters of Credit pursuant to Article III.

"Term Loan" has the meaning ascribed thereto in Section 2.01(a)(i).

"Term Loan Advance" has the meaning ascribed thereto in Section 2.01(a)(i).

"Term Loan Cash Collateral Account" means a cash collateral account established by the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties and securing the Term Loans.

"Term Loan Collateral" has the meaning ascribed thereto in Section 4.04(b).

"Term Loan Collateral Agent" means Bank of America, National Association, in its capacity as collateral agent under the Term Loan Security Agreement.

"Term Loan Collateral Documents" means the Term Loan Security Agreement, any agreement with respect to the Term Loan Cash Collateral Account and any other similar agreements made by any Loan Party in favor of the Term Loan Secured Parties now or hereafter delivered to the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties granting Liens on the Term Loan Collateral pursuant to or in connection with the Term Loan Advances, and any financing statements (or comparable documents) now or hereafter filed in accordance with the Uniform Commercial Code (or comparable law) as executed by a Loan Party as debtor in favor of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties, all in form and substance satisfactory to the Term Loan Collateral Agent, and any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

"Term Loan Commitment" means for each Lender, its agreement, subject to the terms and conditions of the Agreement, to make a Term Loan Advance in an amount equal to such Lender's Pro Rata Share of $40,000,000.

"Term Loan Eligible Collateral" means the accounts receivable of the Loan Parties less all discounts and returns and, without duplication, such reserves as required to be established under the Borrower's accounts receivable reserve policy as in effect on the Fifth Amendment Closing Date.

"Term Loan Note" means each Committed Advance Note (Term Loan).

"Term Loan Secured Parties" has the meaning ascribed to "Secured Parties" in the Term Loan Security Agreement.

"Term Loan Security Agreement" means the Security Agreement substantially in the form of Exhibit Q hereto, either as originally executed or as it may from time to time be supplemented, modified, amended, extended, or supplanted.

2.3. Amendments to Section 2.01. Subsection (a) of Section 2 of the Agreement is hereby amended as follows:

(a) Section 2.01 of the Agreement is amended and restated in its entirety as follows:

(a) Committed Advances. Each Lender severally agrees on the terms and conditions hereinafter set forth, to make Committed Advances to the Borrower and the Subsidiary Borrowers as follows:

(i) a single Advance in Dollars (each a "Term Loan Advance" and, collectively, the "Term Loan") on the Fifth Amendment Closing Date in an amount not to exceed such Lender's Pro Rata Share of the Term Loan Commitment. The Obligations of the Borrower under the Term Loan shall be secured by the Term Loan Collateral. Term Loan Advances which are repaid or prepaid in whole or in part by the Borrower may not be reborrowed; and

(ii) from time to time on any Business Day from the date hereof to the Final Maturity Date, Advances in an aggregate amount (determined in Dollars) not to exceed at any time outstanding the Dollar amount of such Lender's Revolving Loan Commitment; provided, however, that such Lender shall not be obligated to make any Revolving Loan Advance if, after giving effect to such Revolving Loan Advance and the other Revolving Loan Advances to be made by the other Lenders as part of the same Committed Borrowing, (x) the Facility Usage would exceed the Total Commitment or (y) in the event such Borrowing is being made by a Subsidiary Borrower, the aggregate amount of outstanding Advances to such Subsidiary Borrower shall exceed such Subsidiary Borrower's Subsidiary Borrowing Sublimit; provided, further, that such Lender shall not be obligated to make any Committed Advance in an Alternative Currency if, after giving effect to such Revolving Loan Advance and the other Revolving Loan Advances to be made by the other Lenders as part of the same Committed Borrowing, the then outstanding aggregate principal amount (determined in Dollars) of all Committed Advances denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit. Within the limits of each Lender's Commitment and subject to the terms and provisions hereof, the Borrowers may from time to time borrow under this Section 2.01(a)(ii), prepay pursuant to Section 2.12, and reborrow under this Section 2.01(a)(ii).

(iii) Each Committed Borrowing under Section 2.01(a)(ii) shall (A) be in an aggregate amount not less than $1,000,000 in the case of Base Rate Advances, $1,000,000 in the case of Eurocurrency Rate Committed Advances denominated in Dollars and $1,500,000 in the case of Eurocurrency Rate Committed Advances denominated in an Alternative Currency, (B) be in an integral multiple of $100,000 in the case of Base Rate Advances and $500,000 in the case of each other type of Advance, and (C) consist of Committed Advances of the same Interest Type made in the same currency on the same Business Day by the Lenders ratably according to their respective Commitments, subject, however, to the provisions of Section 2.02(c).

(b) Subsection (e) of Section 2.02 of the Agreement is amended and restated in its entirety as follows:

(e) Nature of Lender's Obligations. The failure of any Lender to make the Term Loan Advance to be made by it shall relieve all other Lenders of their respective obligations to make a Term Loan Advance, and there shall be no Term Loan and the Loan Parties shall not be required to deliver the Term Loan Collateral Documents. Notwithstanding the foregoing, the failure of any Lender to make any Committed Advance, other than the Term Loan Advance, to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing. In no event shall any Lender be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.

2.4. Amendment to Section 2.03. Subsection (f) of Section 2.03 of the Agreement is hereby deleted in its entirety.

2.5. Amendment to Section 2.07. Section 2.07 of the Agreement is hereby amended and restated in its entirety as follows:

2.07 [Reserved.]

2.6. Amendment to Section 2.08. Section 2.08 of the Agreement is hereby amended and restated in its entirety as follows:

2.08 [Reserved.]

2.7. Amendment to Section 2.10. Section 2.10 of the Agreement is amended and restated in its entirety as follows:

2.10 Reduction of Commitments.

(a) Voluntary Reductions. Sunrise shall have the right, upon written notice to the Agent not later than 10:00 A.M. (San Francisco Time) on the fifth Business Day prior thereto, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that each partial reduction shall be in the amount of $1,000,000 or any multiple of $1,000,000 in excess thereof. All reductions pursuant to this Section 2.10(a) shall be applied first, to the Commitment reductions scheduled pursuant to Section 2.10(b), in direct order of payment, and thereafter to reduce the Term Loan Commitments.

(b) Scheduled Reductions. The Total Commitment shall automatically and permanently reduce on each Amortization Date by an amount equal to the Amortization Amount (except to the extent the Total Commitments were previously or concurrently reduced under this Section 2.10). Unless all Lenders shall otherwise agree, any such reduction of the Total Commitment shall be made first to the Revolving Loan Commitment until such Commitment shall be reduced to zero and thereafter to the Term Loan Commitment. The Total Commitment shall be reduced to zero on the Final Maturity Date. On each such Amortization Date, the Borrower shall repay the Advances and/or cash collateralize Letters of Credit to the extent that the Facility Usage exceeds the Commitments as so reduced. All such repayments shall, except as to Base Rate Advances, be made together with accrued interest to the date of such repayment on the principal amount so repaid, together with any amounts payable under Section 2.20.
    [Reserved].

(d) Other Voluntary Commitment Reductions. If the Borrower has delivered to the Agent notice that it elects to use Cash Collateral from the Term Loan Cash Collateral Account to reduce the Commitments and prepay the Obligations in such amount, and if any offer by the Borrower to the Agent to repay the Obligations and reduce the Commitments is accepted (such offer to be deemed accepted unless all of the Lenders affirmatively vote to reject such offer), all such reductions of the Commitments pursuant to this Section 2.10(d) shall be applied first, to the next Commitment reduction scheduled pursuant to Section 2.10(b), second, to the ratable payment of the Commitment reductions due on or before July 7, 2000 pursuant to Section 2.10(b), third, to reduce all remaining Commitments that are not secured by the Term Loan Security Agreement, and finally, to the extent that such reductions exceed the amount of such unsecured Commitments, to reduce the Commitments that are secured by the Term Loan Security Agreement.

(e) Consolidated Excess Cash Flow Recapture. On July 7, 2000, the Borrower shall reduce the Commitments by an amount equal to seventy-five percent (75%) of the Consolidated Excess Cash Flow for the six- month period ended March 31, 2000, and on January 14, 2001, the Borrower shall reduce the Commitments by an amount equal to seventy-five percent (75%) of the Consolidated Excess Cash Flow for the six-month period ended September 29, 2000. Each payment of Consolidated Excess Cash Flow shall be applied, first, to pay the Amortization Amounts due on such Amortization Date and any excess shall be deposited in the Term Loan Cash Collateral Account.

2.8. Amendments to Section 2.11. Section 2.11 of the Agreement is amended and restated in its entirety as follows:

2.11 Adjustments.

(a) Alternative Currency Exchange Rate Fluctuations. If the Dollar equivalent of the aggregate outstanding principal amount of all Committed Advances denominated in Alternative Currencies exceeds the Alternative Currency Sublimit, the Borrower shall, as of the last day of each Interest Period with respect to an Alternative Currency which ends thereafter, deposit funds in the Term Loan Cash Collateral Account in an amount equal to the lesser of (i) the amount by which the Dollar equivalent of outstanding Alternative Currencies exceeds the Alternative Currency Sublimit on the last day of such Interest Period and (ii) the Dollar equivalent of the Advance with respect to which such Interest Period is expiring.

(b) Term Loan Eligible Collateral Adjustment. Within 5 Business Days after the Borrower obtains actual knowledge that the ratio of the amount of Term Loan Eligible Collateral to the outstanding principal amount of Term Loan Advances is less than 1.5 to 1, the Borrower shall deposit funds in the Term Loan Cash Collateral Account to the extent necessary to meet the foregoing ratio, together with (i) accrued interest to the date of such payment on the principal amounts deposited and (ii) any additional amount for which the Borrower shall then be obligated to pay pursuant to Section 2.20. The Borrower shall have the right to elect to use funds on deposit in the Term Loan Cash Collateral Account to prepay the Term Loan in order to achieve compliance with this Section, and upon such election and payment, all such prepayments shall be applied first to Base Rate Term Loan Advances then outstanding, and then to Eurocurrency Rate Term Loan Advances with the shortest Interest Periods remaining.

2.9. Amendment to Section 2.14(a). Subsection (a) of Section 2.14 is hereby amended and restated as follows:

(a) Each of the Revolving Loan Advances and the Term Loan Advance made by each of the Lenders shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of each of the Revolving Loan Advances and the Term Loan Advances made by each of the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect thereto.

2.10. Amendment to Section 2.15(e). Section 2.15(e) is hereby amended and restated in its entirety as follows:

(e) Amounts received by the Agent for application to amounts due and payable to the Agent, the Lenders or the Issuing Lender shall be applied, if not specified by the applicable Borrower or if received (i) in connection with the reduction of the Commitments or (ii) after the occurrence and continuance of an Event of Default, to amounts due and payable as follows: first, to any amounts due and payable under Section 11.03, second, to the ratable payment of any accrued interest or fees that are then due and payable, third, to the payment of the outstanding Swing Line Advances, fourth, to the ratable payment of the outstanding Base Rate Advances under the Revolving Loan Commitment, fifth, to the ratable payment of other outstanding Advances under the Revolving Loan Commitment in the order of nearest expiring Interest Periods, sixth, to cash collateralize Letter of Credit Liability, together with, in the case of payment of Eurocurrency Rate Advances, any additional amount for which the Borrowers shall be obligated in respect of the payment of Eurocurrency Rate Advances pursuant to Section 2.20, seventh, to the ratable payment of the outstanding Base Rate Advances that are Term Loan Advances, and eighth to the ratable payment of all other outstanding Term Loan Advances in the order of nearest expiring Interest Periods. Any cash collateralization of Letter of Credit Liability pursuant to this Section 2.15(e) shall be effected by documentation prepared by the Issuing Lender having terms consistent with those in documentation customarily employed by the Issuing Lender for purposes of establishing and maintaining cash collateral for letters of credit issued by the Issuing Lender. Payments for reimbursement of amounts drawn under any Letter of Credit shall be applied as set forth in Section 3.04(c).

2.11. Amendment to Section 2.21. Section 2.21 is hereby amended and restated in its entirety as follows:

2.21 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Term Loan Advances to repay or prepay Revolving Loan Advances outstanding immediately prior to the Fifth Amendment Closing Date so that, following the application of the Term Loan Proceeds, the outstanding principal balance of the Revolving Loans does not exceed $70,000,000.

(b) The Borrowers shall use the proceeds of all other Advances to continue the Borrowers' outstanding obligations under the Existing Credit Agreement and for the general working capital needs of the Borrowers and for other general corporate purposes of the Borrowers.

(c) The Borrowers shall not, directly or indirectly, use any portion of any Advance proceeds (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Borrowers or any Affiliate of the Borrower. As used in this Section, "Section 20 Subsidiary" means the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (as U.S.C.  24, Seventh), as amended.

2.12. Amendment to Section 4.04. Section 4.04 is hereby added to Section 4 of the Agreement, reading in its entirety as follows:

4.04. Additional Conditions to Term Loan Advances. The obligations of the Lenders to, on the Fifth Amendment Closing Date, make the Term Loan Advances, are subject to the following conditions precedent, all of which are in addition to the other conditions provided in this Section 4 and each of which shall be satisfied prior to or on the Fifth Amendment Closing Date:

(a) The Agent shall have received all of the following in form and substance reasonably satisfactory to the Agent and legal counsel for the Agent (unless otherwise specified or unless the Agent otherwise agrees):

(i) executed counterparts of the Fifth Amendment signed by the Borrower, the Guarantors, the Agent and all Lenders, sufficient in number for distribution to the Borrower, the Agent and each Lender; and

(ii) with respect to each Guarantor: (A) a certificate, signed by the Secretary or an Assistant Secretary of the Guarantor dated as of the Fifth Amendment Closing Date certifying that Guarantor has taken all corporate action necessary to authorize and has duly authorized delivery of the consent to the Fifth Amendment, and (B) a certificate, signed by the Secretary or an Assistant Secretary of the Borrower dated as of the Fifth Amendment Closing Date, as to the incumbency of the person or persons authorized to execute and deliver such consent.

(b) The Term Loan Collateral Agent shall have received all of the following in form and substance reasonably satisfactory to the Term Loan, Collateral Agent and legal counsel for the Term Loan Collateral Agent (unless otherwise specified, or unless the Collateral Agent otherwise agrees):

(1) executed counterparts of the Term Loan Security Agreement executed by the Borrower, each Domestic Subsidiary, the Required Secured Parties (as defined in the Term Loan Security Agreement), the Term Loan Collateral Agent and the Agent, which Term Loan Security Agreement shall grant to the Term Loan Collateral Agent on behalf of the Term Loan Secured Parties a security interest in substantially all the domestic accounts receivable of the Borrower and the Domestic Subsidiaries (the "Term Loan Collateral");

(2) such financing statements on Form UCC-1 executed by the Borrower and the Domestic Subsidiaries with respect to the Term Loan Security Agreement as the Term Loan Collateral Agent may request;

(3) a favorable opinion of counsel to the Borrower and the Domestic Subsidiaries confirming, among other things, that (a) the Term Loan Secured Parties' security interest in the Term Loan Collateral is duly perfected (or will be perfected upon filing of the financing statements delivered to the Term Loan Collateral Agent), (b) each Loan Party's obligations under the Term Loan Collateral Documents to which it is a party are legal, valid, binding and enforceable against such Loan Party, (c) the execution, delivery and performance of the Term Loan Collateral Documents by each Loan Party will not violate any law, decree, or judgment, and (d) except for the filing of a financing statement with respect to Term Loan Collateral covered by Division 9 of the Uniform Commercial Code, no government approvals, consents, registrations, or filings, are required by any Loan Party; provided that such opinion shall be subject to such modifications as are acceptable to the Term Loan Collateral Agent in its sole discretion; and

(4) such other assurances, certificates, documents, consents or opinions as the Term Loan Collateral Agent may reasonably require.

2.13. Amendment to Section 5.19. Section 5.19 of the Agreement is hereby amended and restated in its entirety as follows:

5.19 Security Interests.

(a) The Term Loan Security Agreement creates a valid first priority security interest in the Term Loan Collateral(subject only to Permitted Encumbrances, Liens permitted under 7.06 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the Uniform Commercial Code does not apply), securing the Term Loan and all action necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Term Loan Collateral Agent pursuant to Section 6.17 with the appropriate Governmental Agency have been taken and completed.

(b) During the Collateralization Period, the Security Agreement will create a valid second priority security interest, pari passu with the Noteholders, in the Term Loan Collateral, and a valid first priority security interest, pari passu with the Noteholders in substantially all inventory of the Borrower and the Domestic Subsidiaries, the capital stock of all Domestic Subsidiaries and 60% of the capital stock of all Material Foreign Subsidiaries securing the Obligations (subject only to Permitted Encumbrances, Liens permitted under Sections 7.06 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the Uniform Commercial Code does not apply), and all action necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Collateral Agent pursuant to Section 6.12 with the appropriate Governmental Agency have been taken and completed.

0.1. Amendments to Section 6.

(a) Subsection (o) is hereby deleted and replaced with the following:

(o) On the Fifth Amendment Closing Date, and thereafter on or before the fifth Business Day of each successive fiscal month, the Borrower shall deliver to the Agent a written report, detailing the progress that the Borrower has made in disposing of its assets, including inquiries received from potential purchasers, sales under negotiation, and sales closed. Each such report shall be certified by a Senior Officer of the Borrower as complete, true and correct in all material respects to the best knowledge of such Senior Officer.

(b) Subsection (p) hereby is added to Section 6.01 of the Agreement to read as follows:

(p) As soon as practicable, and in any event within 30 days after the end of each fiscal month, a report demonstrating the Borrower's compliance with the covenants contained in Section 6.21 of the Agreement as of the end of such fiscal month, substantially in the form annexed hereto as Exhibit R or in such other form as may be approved by the Majority Lenders. Such report shall be certified by a Senior Officer of the Borrower as true and correct in all material respects to the best knowledge of such Senior Officer.

(c) Section 6.07 is hereby amended by adding the following sentence immediately prior to the end thereof:

Upon reasonable notice, but in any event not less than three Business Days, at any mutually agreeable times during regular business hours (but not so as to materially interfere with the business of Borrower and its Subsidiaries or more than three times in any Fiscal Year), at the expense of the Borrower (which shall not exceed $50,000 in any Fiscal Year), permit the Agent, or any authorized employee, agent or representative thereof reasonably acceptable to Borrower, to examine, audit and make copies and abstracts from the records and books of account concerning accounts receivable and installment sales contracts of the Borrower and its Subsidiaries and to discuss such information with any of their respective officers, key employees, accountants, customers and vendors.

(d) Section 6.12(d) is deleted in its entirety and replaced with the following:

(d) If all Revolving Loan Advances are paid in full and all Revolving Loan Commitments terminated prior to the Collateralization Date, the Collateral Documents Escrow shall be terminated in accordance with the terms thereof and all documents deposited therein returned to the Borrower.

(e) Section 6.17 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.17 Notice to Noteholders. Within 10 days after obtaining actual knowledge of any Default or Event of Default that has not been waived by the Majority Lenders, the Borrower shall initiate negotiations with the Noteholders with respect to the intercreditor agreement required by the Security Agreement.

(f) Section 6.19 hereby is added to the Agreement to read as follows:

6.19 Additional Term Loan Collateral. If, while any Term Loan Advances are outstanding, the Borrower or any Domestic Subsidiary of Borrower creates or otherwise acquires any Domestic Subsidiary, then the Borrower shall promptly:

(a) cause any such Domestic Subsidiary to execute and deliver an instrument of joinder to the Term Loan Security Agreement, together with such financing statements on Form UCC-1 executed by such Domestic Subsidiary as the Term Loan Collateral Agent may reasonably request;

(b) deliver or cause to be delivered, to the extent not previously delivered to the Term Loan Collateral Agent, documents of the type specified in Section 4.01(a)(2) through (6) with respect to any Loan Party executing and delivering any Loan Documents; and

(c) deliver or cause to be delivered an opinion of the type referred to in Section 4.03(d) with respect to any Loan Party executing and delivering any Loan Documents and the security interests then being granted.

(g) Section 6.20 hereby is added to the Agreement to read as follows:

6.20 Further Assurances re Term Loan Collateral. From time to time while any Term Loan Advances are outstanding, promptly upon request by the Term Loan Collateral Agent, the Borrower shall do, cause, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Term Loan Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, (b) to subject to the Liens created by any of the Term Loan Collateral Documents any of the property, rights or interests covered by any of the Collateral Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Term Loan Collateral Documents and the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Term Loan Secured Parties the rights granted or now or hereafter intended to be granted to the Term Loan Secured Parties under the Term Loan Collateral Documents or under any other document executed in connection therewith. On or before October 10, 1999, the Borrower shall deliver to the Term Loan Collateral Agent a security agreement, in form and substance satisfactory to the Term Loan Collateral Agent, in respect of the Term Loan Cash Collateral.

(h) Section 6.21 hereby is added to the Agreement to read as follows:

6.21 Term Loan Eligible Collateral. The Borrower shall assure that the ratio of the amount of the Term Loan Eligible Collateral to the amount of Term Loan Advances as of the end of any fiscal month is not less than 1.50 to 1.0. Within 5 business days of obtaining actual knowledge that the ratio is less than that required by this Section, the Borrower shall deposit funds in the Term Loan Cash Collateral Account in accordance with Section 2.11 of the Agreement.

(i) Section 6.22 is hereby added to the Agreement to read as follows:

6.22 Additional Equity Issuances. If the Borrower or any of its Subsidiaries issues any equity securities after the Fifth Amendment Closing Date, the Net Cash Proceeds thereof shall be deposited in the Term Loan Cash Collateral Account.

0.2. Amendments to Section 7. Section 7 of the Agreement is hereby amended as follows:

(a) Subsection (b) of Section 7.01 is hereby amended and restated in its entirety as follows:

(b) Dispositions of assets after the Fifth Amendment Closing Date in which the aggregate net book value of which, when added to the aggregate net book value of assets disposed of pursuant to Sections 7.01(c)and(e), does not exceed in the aggregate for the Borrower and all Subsidiaries the maximum amount which, under the note purchase agreement dated as of October 1, 1997 by and among the Borrower and the Noteholders (the "Note Purchase Agreement") can be disposed of without payment of any net proceeds to the Noteholders, if the Borrower deposits or causes to be deposited in the Term Loan Cash Collateral Account the Net Cash Proceeds of such Disposition; provided, however, that during the Collateralization Period, the amount of any such deposit shall be decreased by an amount equal to any net proceeds of Collateral Dispositions that have been delivered to the Noteholders or withheld by the Collateral Agent pursuant to the Security Agreement.

(b) Subsection (c) of Section 7.01 is hereby amended and restated in its entirety as follows:

(c) In connection with a Permitted Accounts Receivable Transaction, the aggregate net book value of which, when added to the aggregate net book value of assets disposed of pursuant to Sections 7.01(b)and(e), does not exceed in the aggregate for the Borrower and all Subsidiaries the maximum amount which, under the Note Purchase Agreement can be disposed of without payment of any net cash proceeds to the Noteholders, if the Borrower deposits or causes to be deposited in the Term Loan Cash Collateral Account the Net Cash Proceeds of any Permitted Accounts Receivable Transaction described in clause (I) of the definition of Permitted Accounts Receivable Transaction consummated after the Fifth Amendment Effective Date; provided, however, that during the Collateralization Period, the amount of any such deposit shall be decreased by an amount equal to any net proceeds of Collateral Dispositions that have been delivered to the Noteholders or withheld by the Collateral Agent pursuant to the Security Agreement.

(c) Subsection (e) of Section 7.01 is hereby amended and restated in its entirety as follows:

(e) In connection with sale and leaseback transactions after the Fifth Amendment Closing Date permitted by Section 7.06(e),disposition of assets, the aggregate net book value of which, when added to the aggregate net book value of assets disposed of pursuant to Sections 7.01(b)and(c), does not exceed in the aggregate for the Borrower and all Subsidiaries the maximum amount which, under the Note Purchase Agreement can be disposed of without payment of any net proceeds to the Noteholders, if the Borrower deposits or causes to be deposited in the Term Loan Cash Collateral Account the Net Cash Proceeds of such Disposition; provided, however, that during the Collateralization Period, the amount of any such deposit shall be decreased by an amount equal to any net proceeds of Collateral Dispositions that have been delivered to the Noteholders or withheld by the Collateral Agent pursuant to the Security Agreement.

(d) Section 7.03(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) [Reserved.]

(e) There shall be added to Section 7.03 of the Credit Agreement a new clause (f) reading in its entirety as follows:

(f) Investments consisting of minority equity investments obtained or retained, or Indebtedness, preferred stock or convertible Indebtedness obtained, by the Borrower or a Subsidiary in connection with a Disposition permitted under Section 7.01 hereof and approved by the Majority Lenders, such approval not to be unreasonably withheld or delayed.

(f) Subsection (e) of Section 7.06 of the Agreement is hereby amended and restated in its entirety as follows:

(e) Sale and leaseback transactions which, together with operating leases permitted by Section 7.17(b), do not exceed in the aggregate $15,000,000 in payment obligations in any Fiscal Year, and Liens and Negative Pledges solely on assets and the proceeds thereof that are the subject of such transactions, if the Borrower deposits or causes to be deposited in the Term Loan Cash Collateral Account the Net Cash Proceeds to the extent required by Section 7.01(e) of the Agreement.

(g) Subsection (f) of Section 7.06 of the Agreement is hereby amended and restated in its entirety as follows:

(f) Negative Pledges in favor of lenders providing financing permitted under Section 7.07(f) if the Borrower deposits or causes to be deposited in the Term Loan Cash Collateral Account the Net Cash Proceeds of any such Indebtedness; provided, however, that during the Collateralization Period, the amount of any such deposit shall be decreased by an amount equal to any net proceeds of Collateral Dispositions that have been delivered to the Noteholders or withheld by the Collateral Agent pursuant to the Security Agreement.

(h) The following subsection (k) is added to Section 7.06:

(k) Liens created by the Collateral Documents.

(i) Subsection (f) of Section 7.07 of the Agreement is hereby amended and restated in its entirety as follows:

(f) Consolidated Funded Indebtedness consisting of either Indebtedness incurred in the ordinary course of business or Subordinated Debt, the creation, incurrence, assumption or existence of which would not cause the Leverage Ratio to exceed the maximum Leverage Ratio permitted under Section 7.09 after giving effect to such Indebtedness on a pro forma basis as of the date of the most recently delivered Compliance Certificate, if all Net Cash Proceeds of such financing after the Fifth Amendment Closing Date (other than any Indebtedness incurred in the ordinary course of business and not in excess of $10,000,000 at any time outstanding) shall be deposited in the Term Loan Cash Collateral Account; provided, however, that during the Collateralization Period, the amount of any such deposit shall be decreased by an amount equal to any net proceeds of Collateral Dispositions that have been delivered to the Noteholders or withheld by the Collateral Agent pursuant to the Security Agreement.

(j) Section 7.09 of the Agreement is amended and restated in its entirety as follows:

7.09 Leverage Ratio. Permit the Leverage Ratio, as of the end of any Fiscal Quarter, to exceed the following ratio:

Fiscal Quarter Ending Maximum Ratio

First Quarter 2000 4.6 to 1

Second Quarter 2000 4.6 to 1

Third Quarter 2000 4.6 to 1

Fourth Quarter 2000 3.75 to 1

First Quarter 2001 3.50 to 1

Second Quarter 2001 3.50 to 1

Third Quarter 2001 3.25 to 1

For purposes of calculating the Leverage Ratio, the special charge of $5,993,000 incurred in the fourth Fiscal Quarter of 1999 will be added back to Consolidated EBITDA.

(k) Section 7.10 of the Agreement is amended and restated in its entirety as follows:

7.10 Minimum Consolidated Tangible Net Worth. Permit at the end of any Fiscal Quarter Consolidated Tangible Net Worth to be less than (a) - $13,627,000 plus (b) 50% of Consolidated Net Income for each Fiscal Quarter ending after July 2, 1999 (not to be reduced by any losses incurred) plus (c) 50% of the net proceeds from the issuance of any equity securities of the Borrower after July 2, 1999.

(l) Section 7.11 of the Agreement is amended and restated in its entirety as follows:

7.11 Debt Coverage Ratio. Permit the Debt Coverage Ratio, as of the end of any Fiscal Quarter, to be less than the following ratio:

Fiscal Quarter Ending Minimum Ratio

First Quarter 2000 1.15 to 1

Second Quarter 2000 1.15 to 1

Third Quarter 2000 1.15 to 1

Fourth Quarter 2000 1.15 to 1

First Quarter 2001 1.15 to 1

Second Quarter 2001 1.25 to 1

Third Quarter 2001 1.25 to 1

For purposes of calculating the Debt Coverage Ratio, the special charge of $3,596,000 (net of taxes) incurred in the fourth Fiscal Quarter of 1999 will be added back to Adjusted Cash Flow.

(m) Section 7.12(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(d) Guaranties by any of Borrower's Subsidiaries of any Indebtedness of Borrowers permitted under Section 7.07(f).

(n) Section 7.12(f) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(f) other Contingent Obligations not incurred in the ordinary course of business (including without limitation, recourse liability pursuant to any Permitted Accounts Receivable Transaction); provided that the maximum aggregate liability of the Borrower and its Subsidiaries in respect of all such Contingent Obligations shall in no time exceed $10,000,000 outstanding; and

(o) Section 7.14(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) [Reserved]

(p) Section 7.16 of the Credit Agreement is hereby amended by adding the following proviso immediately prior to the end thereof:

except to the extent that ownership of less than 80% results from a Disposition otherwise permitted by Section 7.01 hereof or the issuance of equity securities if Net Cash Proceeds are deposited in the Term Loan Cash Collateral Account.

(q) Subsection 7.17(b) is deleted in its entirety and replaced with the following:

(b) additional operating leases entered into by the Borrower and its Subsidiaries after June 27, 1996 in the ordinary course of business which, together with sale and leaseback transactions permitted by Section 7.06(e), do not exceed $15,000,000 in aggregate payment obligations in any Fiscal Year, and Liens in connection therewith.

(r) Section 7.19 is hereby added to Section 7 of the Agreement, to read in its entirety as follows:

7.19 Minimum Consolidated EBITDA. Permit cumulative Consolidated EBITDA for the corresponding period set forth below ending on the last day of any Fiscal Quarter set forth below, to be less than the corresponding amount set forth below:

Fiscal Quarter Ending Consolidated EBITDA

First Quarter 2000 (1 quarter) $10,000,000

Second Quarter 2000 (2 quarters) $22,500,000

Third Quarter 2000 (3 quarters) $37,000,000

Fourth Quarter 2000 (4 quarters) $53,000,000

First Quarter 2001 (4 quarter) $59,000,000

Second Quarter 2001 (4 quarters) $58,000,000

Third Quarter 2001 (4 quarters) $62,000,000

(s) Section 7.20 is hereby added to Section 7 of the Agreement, to read in its entirety as follows:

7.20 Adjustments to Financial Covenants and Collateral Release Conditions. The financial covenants set forth in Sections 7.09, 7.10, 7.11, and 7.19 and the Collateral Release Conditions shall be adjusted, upon the consummation by the Borrower of any material asset disposition permitted by Section 7.01(b) or 7.01(c) or sale and leaseback permitted by Section 7.06(e) of the Agreement, by the Borrower and the Agent, acting with the approval of the Majority Lenders, to give pro forma effect to such transactions on the projections and assumptions used to establish such covenants.

(t) Section 7.21 is hereby added to Section 7 of the Agreement, to read in its entirety as follows:

7.21 Maximum Receivables. Permit the aggregate book value of all accounts receivable and installment sales contracts held by SunMed Finance Inc. at any time to exceed $49,000,000 minus any account receivables and installment sales contracts sold pursuant to a Permitted Accounts Receivables Transaction.

0.3. Amendments to Section 8.

(a) Section 8.01(a) of the Credit Agreement is amended and restated in its entirety as follows:

(a) Each Guarantor, jointly and severally, unconditionally and irrevocably guaranties the due and punctual payment and performance of the Obligations, including, without limitation, Obligations in respect of the Term Loan, any Term Loan Note, and the Term Loan Security Agreement (including in each case interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this guaranty notwithstanding any extension or renewal of any Obligation.

(b) The following Section 8.05 is added to the Credit Agreement:

8.05 Release of Guaranties. If all or substantially all of the assets of a Guarantor or all of the stock of a Guarantor are transferred in a Disposition permitted hereunder Borrower shall deliver written notice thereof to the Agent, and then the Guaranty of such Guarantor shall be automatically released and of no further force and effect, and the Term Loan Collateral Agent shall release the Liens on the Term Loan Collateral of such Guarantor.

0.4. Amendments to Section 9.01.

(a) Subsection (a) to Section 9.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) any Loan Party fails to pay any principal on any Obligation on the date when due; or

(b) Subsection (h) to Section 9.01 of the Credit Agreement is hereby amended to insert the following at the beginning of such subsection:

"subject to Section 8.05 hereof,"

(c) Subsection (n) to Section 9.01 of the Agreement is hereby amended and restated in its entirety as follows:

(n) any provision of any Term Loan Collateral Document shall after its delivery pursuant to this Agreement for any reason fail to or cease to be valid and binding on or enforceable against any Loan Party, or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(d) Subsection (o) is hereby added to Section 9.01 of the Agreement to read in its entirety as follows:

(o) any Term Loan Collateral Document after its delivery pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof or thereof) fail to or cease to create a valid security interest in the Term Loan Collateral purported to be covered thereby or such security interest shall for any reason fail to or cease to be a perfected and first priority security interest (subject only to the matters permitted by Section 5.19).

0.5. Amendment to Section 10.10. Section 10.10 of the Agreement is hereby amended and restated in its entirety as follows:

10.10 Collateral Matters.

(a) The Term Loan Collateral Agent, on behalf of all of the Term Loan Secured Parties, shall hold all items of any Term Loan Collateral or interests therein received or held by the Term Loan Collateral Agent in accordance with the Term Loan Collateral Documents and shall act, or refrain from acting with respect to the Term Loan Collateral in accordance therewith. The Term Loan Collateral Agent is further authorized and directed to release funds from the Term Loan Collateral Cash Account if Borrower delivers notice to the Agent that it elects to reduce the Commitments and to repay the Obligations in such amount or if Borrower offers in writing to the Agent to repay the Obligations and to reduce the Commitments in accordance with the provisions hereof with the funds so released and if the Agent accepts such offer. The Borrower shall have the right to obtain the release of funds from such Term Loan Cash Collateral Account if it elects to use such cash collateral for such purposes.

(b) During the Collateralization Period, the Collateral Agent, on behalf of all the Secured Parties, shall hold all items of any Collateral or interests therein (subject to Section 10.10(a)) received or held by the Collateral Agent in accordance with the Collateral Documents and shall act, or refrain from acting with respect to the Collateral in accordance therewith.

0.6. Amendment to Section 11.01. Section 11.01 of the Agreement is hereby amended and restated in its entirety as follows:

11.01 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Agent or any Lender provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by law or equity. No failure or delay on the part of the Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, privilege or remedy. The terms and conditions of Sections 4.01, 4.02 and 4.04 hereof are inserted for the sole benefit of the Lenders and the Agent may (with the approval of the Majority Lender) waive them in whole or in part with or without terms or conditions in respect of any Advance or Letter of Credit, without prejudicing the Lenders' rights to assert them in whole or in part in respect of any other Advance or Letter of Credit.

0.7. Amendments to Section 11.02. Subsection (g) and the last paragraph of Section 11.02 of the Agreement are hereby amended and restated in their entirety as follows:

(g) to release any material portion of the Collateral or the Term Loan Collateral (except as otherwise expressly provided in any Loan Document).

Any amendment, modification, supplement, termination, waiver, or consent pursuant to this Section 11.02 shall apply equally to, and shall be binding upon, all the Lenders and the Agent. The Agent must consent to any amendment, waiver or consent affecting the rights or duties of the Agent under any Loan Document, the Collateral Agent must consent to any amendment, waiver or consent affecting the rights or duties of the Collateral Agent under any Loan Document, the Term Loan Collateral Agent must consent to any amendment, waiver or consent affecting the rights or duties of the Term Loan Collateral Agent under any Loan Document, and the Borrower must consent to any amendment, modification or waiver of the last sentence of Section 10.10(a).

0.8. Amendments to Section 11.14. There shall be added to the end of Section 11.14 of the Agreement a new sentence reading in its entirety as follows:

"Notwithstanding anything to the contrary herein, in no event shall the Cash Collateral secure the Revolving Loans and neither the Agent nor any Loan Party may exercise any right of set off or banker's lien against the Cash Collateral for application to any Indebtedness other than the Term Loans."

0.9. Amendments to Schedule 1.01(b). Schedule 1.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 1.01(b) hereof.

10 Waivers. (a) By their execution hereof, the Lenders hereby waive any Defaults or Events of Default arising from the failure of the Borrower to be in compliance with Section 7.09 of the Agreement for the Fiscal Quarter ending July 2, 1999.

(b) In consideration of Lenders' waiver of any Defaults or Events of Default and certain other good and valuable consideration, the Borrower hereby expressly acknowledges and agrees that neither it nor any Guarantor has any setoffs, counterclaims, adjustments, recoupments, defenses, claims or actions of any character, whether contingent, non-contingent, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown, against any Lender or the Agent or any grounds or cause for reduction, modification or subordination of the Obligations under the Loan Documents or any liens or security interests of any Lender or the Agent. To the extent the Borrower or any Guarantor may possess any such setoffs, counterclaims, adjustments, recoupments, claims, actions, grounds or causes, the Borrower and each Guarantor hereby waive, and hereby release each Lender and the Agent from, any and all such setoffs, counterclaims, adjustments, recoupments, claims, actions, grounds and causes, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted counsel with respect thereto.

20 Representations and Warranties. Each of the Loan Parties jointly and severally represent and warrant to the Lenders and the Agent:

2.1. Authorization. The execution, delivery and performance of this Fifth Amendment have been duly authorized by all necessary corporate action by each of them and has been duly executed and delivered by each of them.

2.2. Binding Obligation. This Fifth Amendment is the legally valid and binding obligation of each Loan Party, enforceable in accordance with its terms against each of them respectively, except as such enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

2.3. No Legal Obstacle to Agreement. Neither the execution of this Fifth Amendment, the making by any Borrower of any borrowing under the Agreement, nor the performance of the Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any Contractual Obligation to which any Loan Party is a party, or the violation of any Requirement of Law, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of any of them, except as contemplated hereby. No approval or authorization of any Governmental Agency is required by any Loan Party to permit the execution, delivery or performance by any Loan Party of this Fifth Amendment, the Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowing under the Agreement.

2.4. Incorporation of Certain Representations. The representations and warranties set forth in Article 5 of the Agreement, as amended hereby and after giving effect to all waivers herein, are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof except to the extent any such representation or warranty is expressly stated to be made as of any other date.

2.5. Default. After giving effect to this Amendment, no default or Event of Default under the Agreement has occurred and is continuing.

2.6. No Material Adverse Effect. Other than as disclosed to the Agent and the Lenders prior to the date hereof, no event or circumstance has occurred since January 1, 1999 which constitutes a Material Adverse Effect after giving effect to this Fifth Amendment.

30 Conditions; Effectiveness. The effectiveness of this Fifth Amendment shall be subject to the compliance by the Borrower with its agreements herein contained, and to the delivery of the following to the Agent in form and substance satisfactory to the Agent:

3.1. Corporate Resolutions. A copy of a resolution or resolutions passed by the Board of Directors of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower as being in full force and effect on the date hereof, authorizing the amendments to the Agreement herein provided for and the execution, delivery and performance of this Fifth Amendment and any note or other instrument or agreement required hereunder.

3.2. Authorized Signatories. A certificate, signed by the Secretary or an Assistant Secretary of the Borrower dated the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Fifth Amendment and any instrument or agreement required hereunder on behalf of the Borrower.

3.3. Opinion. An opinion of outside counsel to the Borrower stating to the effect that the execution and performance of this Fifth Amendment does not constitute or result in a breach of the 7.09% Series A Senior Notes Due October 28, 2004 or the 7.25% Series B Senior Notes Due October 28, 2007.

3.4. Amendment Fee. An Amendment Fee for the account of each Lender approving this Fifth Amendment prior to 5:00 p.m. (Los Angeles time) on September 30, 1999, equal to .625% of such Lender's Commitment.

3.5. Attorney's Fees. Payment of all fees and expenses of the Agent's outside and in-house counsel invoiced to the Borrower.

3.6. Other Evidence. Such other evidence with respect to the Borrower or any other person as any Lender may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all corporate action in connection with this Fifth Amendment and the Agreement and the compliance with the conditions set forth herein.

40 Miscellaneous.

4.1. Effectiveness of the Agreement. Except as hereby expressly amended, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

4.2. Acknowledgment of Obligations. The Borrower hereby (a) confirms and agrees, on behalf of itself and each of its Subsidiaries, that it and they are indebted to the Agent and the Lenders for all amounts due and owing under the Agreement and the other Loan Documents without defense, offset or counterclaim of any kind whatsoever and (b) reaffirms and admits, on behalf of itself and each of its Subsidiaries, the validity and enforceability of the Agreement and the other Loan Documents.

4.3. Effectiveness of Agreement and Loan Documents.

(a) Except as expressly amended hereby, the Loan Parties agree that each provision of the Agreement and each provision of each other Loan Document shall continue to be and shall remain, in full force and effect. This Fifth Amendment shall not be deemed or otherwise construed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or any other Loan Document, (b) except as set forth herein, to be a commitment or any other undertaking by the Lenders or any of them to engage in any restructuring of any aspect of the Agreement or the Loan Documents, (c) to constitute any obligation to further amend or otherwise modify the Agreement or any Loan Document or (d) to prejudice any other right or rights which the Agent or the Lenders may now have or may have in the future under or in connection with the Agreement or the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b) This Fifth Amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any other right, power or privilege under the Agreement, or under any agreement, contract, indenture, document or instrument mentioned in the Agreement; nor does it preclude any exercise of such other right, power or privilege or the exercise of any other right, power or privilege, nor shall any future waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned in the Agreement, constitute a waiver of any other default of the same or of any other term or provision.

4.4. Counterparts. This Fifth Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Fifth Amendment shall not become effective until each Loan Party, the counterparts, and the same shall have been delivered to the Agent.

4.5. Jurisdiction. This Fifth Amendment, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

SUNRISE MEDICAL, INC.,

as Borrower and as a Guarantor

By:________________________________

Ted N. Tarbet

Senior Vice President and

Chief Financial Officer

GUARANTORS:

DYNAVOX SYSTEMS, INC.

SUNMED FINANCE INC.

SUNRISE MARIN HOLDINGS INC.

SUNRISE MEDICAL CCG INC.

SUNRISE MEDICAL HHG INC.

By:________________________________

Ted N. Tarbet

Treasurer

BANK OF AMERICA, N.A., as Agent

By:________________________________

Name:______________________________

Title:_____________________________

BANK OF AMERICA, N.A., as a Lender

By:________________________________

Name:______________________________

Title:_____________________________

ABN AMRO BANK NV Los Angeles International Branch

By:________________________________

Name:______________________________

Title:_____________________________

UNION BANK OF CALIFORNIA, N.A.

By:________________________________

Name:______________________________

Title:_____________________________

MORGAN GUARANTY TRUST COMPANY OF NEW YORK

By:________________________________

Name:______________________________

Title:_____________________________

DEUTSCHE BANK AG, New York Branch and/or Cayman Islands Branch

By:________________________________

Name:______________________________

Title:_____________________________

By:________________________________

Name:______________________________

Title:_____________________________

PNC BANK, NATIONAL ASSOCIATION

By:________________________________

Name:______________________________

Title:_____________________________

SCHEDULE 1.01(b)

COMMITMENTS AND PRO RATA SHARES

Lender	Revolving Commitment	Term Commitment	Pro Rata Share
Bank of America, N.A.	$29,909,090.90	$17,090,909.10	42.727272727%
ABN AMRO Bank N.V.	12,727,272.73	7,272,727.27	18.181818182%
Union Bank of California, N.A.	10,181,818.18	5,818,181.82	14.545454545%
Deutsche Bank AG	5,727,272.73	3,272,727.27	8.181818182%
Morgan Guaranty Trust Company of New York	5,727,272.73	3,272,727.27	8.181818182%
PNC Bank, National Association	5,727,272.73	3,272,727.27	8.181818182%
TOTAL	$70,000,000.00	$40,000,000.00	100.000000000%